                                                                     EXHIBIT 4.3

                                ESCROW AGREEMENT


         AGREEMENT made as of the __th day of ______ 2000 by and between Video Network Communications, Inc. ("Company"), EarlyBirdCapital, Inc. ("Placement Agent") and Continental Stock Transfer & Trust Company (A Limited Purpose Trust Company) ("Escrow Agent").


                              W I T N E S S E T H:
                              - - - - - - - - - -


                  WHEREAS, the Company is distributing offering materials relating to an offering by the Company of up to 1,760,000 Units ("Units"), each Unit consisting of (i) one share of the Company's common stock ("Common Stock" or "Shares") and (ii) one warrant ("Warrants"), at a purchase price per share of $1.50 per Unit for an aggregate offering of $2,640,000 ("Closing Amount"). The Warrants are identical to the Warrants of the Company currently trading on Nasdaq under the symbol "VNCIW" which were issued pursuant to a warrant agreement with Escrow Agent dated ______ __, ____ ("Warrant Agreement").

                  WHEREAS, the Company proposes to offer the Units for sale on a "best efforts all or none" basis only to "accredited investors" as that term is defined pursuant to Regulation D (hereinafter defined). The Units are not being registered under the Securities Act of 1933, as amended (the "Securities Act"), because they are being offered privately by the Company (the "Offering") pursuant to exemptions contained in the Securities Act and the Rules promulgated thereunder;

                  WHEREAS, the Company proposes to establish an escrow account (the "Escrow Account"), to which subscription monies that are forwarded by subscribers in connection with the Offering are to be credited, and the Escrow Agent is willing to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth; and

                  WHEREAS, the Escrow Agent has an agreement with Chase Manhattan Bank to establish a special bank account (the "Bank Account") into which the subscription monies, which are received by the Escrow Agent from the subscribers and credited to the Escrow Account, are to be deposited.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

         1. Information Sheet. Each capitalized term not otherwise defined in this Agreement shall have the meaning set forth for such term on the information sheet which is attached to this Agreement as Exhibit A, and is incorporated by reference herein and made a part hereof (the "Information Sheet").




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



         2.       Establishment of the Bank Account.

                  2.1 The Escrow Agent shall establish a non-interest-bearing bank account at the branch of Chase Manhattan Bank selected by the Escrow Agent, and bearing the designation set forth on the Information Sheet (heretofore defined as the "Bank Account"). The purpose of the Bank Account is for (a) the deposit of all subscription monies (checks, cash or wire transfers) which are received by the Company from prospective purchasers of the Units and are delivered by the Company to the Escrow Agent, (b) the holding of amounts of subscription monies which are collected through the banking system, and (c) the disbursement of collected funds, all as described herein.

                  2.2 The initial offering period (the "Initial Offering Period"), which shall be deemed to commence on the date hereof, shall continue until the close of business on _______ ___, 2000 [45 DAYS AFTER THE DATE OF THE PRIVATE PLACEMENT MEMORANDUM WHICH REGARDS THE OFFERING]. The Initial Offering Period shall be extended by an Extension Period upon prior written notice by the Company to the Escrow Agent. The Extension Period, which shall be deemed to commence on the next calendar day following the expiration of the Initial Offering Period, shall continue until the close of business on _________ ___, 2000 [90 DAYS AFTER THE DATE OF THE PRIVATE PLACEMENT MEMORANDUM WHICH REGARDS THE OFFERING], or such earlier date as is specified in the notice to the Escrow Agent (the period commencing on the date hereof, as the same as may be extended, is referred to as the "Offering Period"). The later of the last day of the Initial Offering Period, or the last day of the Extension Period, is referred to herein as the "Termination Date." After the Termination Date, the Escrow Agent shall not accept any additional amounts representing additional payments by prospective purchasers except upon receiving written authorization signed by the Company at any time prior to the close of business on the Termination Date.

         3.       Deposits to the Bank Account.

                  3.1 The Company shall promptly deliver to the Escrow Agent all monies it receives from prospective purchasers of the Units, which monies shall be in the form of checks, cash, or wire transfers. Upon the Escrow Agent's receipt of such monies, they shall be credited to the Escrow Account. All checks delivered to the Escrow Agent shall be made payable to "CST&T AAF - VNCI". Any check payable other than to the Escrow Agent as required hereby shall be returned to the prospective purchaser, or if the Escrow Agent has insufficient information to do so, then to the Company (together with any Subscription Information, as defined below or other documents delivered therewith) by noon of the next business day following receipt of such check by the Escrow Agent, and such check shall be deemed not to have been delivered to the Escrow Agent pursuant to the terms of this Agreement.

                  3.2 Promptly after receiving subscription monies as described in Section 3.1 hereof, the Escrow Agent shall deposit the same into the Bank Account. Amounts of monies so deposited are hereinafter referred to as "Escrow Amounts." The Escrow Agent shall cause Chase Manhattan Bank to process all Escrow Amounts for collection through the banking system.



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


Simultaneously with each deposit to the Escrow Account, the Company shall inform the Escrow Agent in writing of the name and address of the prospective purchaser, the number of Units subscribed for by such prospective purchaser, and the aggregate dollar amount of such subscription (collectively, the "Subscription Information").

                  3.3 The Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit into the Bank Account checks which are not accompanied by the appropriate Subscription Information. Wire transfers and cash representing payments by prospective purchasers shall not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the Subscription Information required with respect to such payments.

                  3.4 The Escrow Agent shall not be required to accept in the Escrow Account any amounts representing payments by prospective purchasers, whether by check, cash or wire, except during the Escrow Agent's regular business hours.

                  3.5 Only those Escrow Amounts which have been deposited in the Bank Account and which have cleared the banking system and have been collected by the Escrow Agent are herein referred to as the "Fund."

                  3.6 If the proposed offering is terminated before the Termination Date, the Escrow Agent shall refund any portion of the Fund prior to disbursement of the Fund in accordance with Section 4 hereof upon instructions in writing signed by the Company and the Placement Agent.

         4.       Disbursement from the Bank Account.

                  4.1 If by the close of regular banking hours on the Termination Date, the Escrow Agent determines that the Escrow Amounts are less than the Closing Amount, then upon written instruction from the Company, the Escrow Agent shall promptly refund to each prospective purchaser the amount of payment received from such purchaser which is then held in the Fund or which thereafter clears the banking system, without interest thereon or deduction therefrom, by drawing checks on or issuing wires from the Bank Account for the amounts of such payments and transmitting them to the purchasers.

                  4.2 If at any time up to the close of regular banking hours on the Termination Date, the Escrow Agent determines that the amount in the Fund at that time is equal to the Closing Amount, the Escrow Agent shall promptly notify the Company of such fact in writing. The Escrow Agent, upon receipt of the Company's written instructions, shall promptly disburse the Fund, by drawing checks on or issuing wires from the Bank Account in accordance with instructions in writing signed by the Company as to the disbursement of the Fund, in such form as attached to this Agreement as Exhibit B, promptly after it receives such instructions.

                  4.3 At any time up to the Closing Date during the Offering Period, the Company may reject the subscription of a prospective purchaser of the Units and, accordingly, by written


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


authorization signed by the Company may instruct the Escrow Agent to return the Escrow Amounts (after they have cleared the banking system and have been collected by the Escrow Agent) deposited with respect to such subscriber, whereupon the Escrow Agent shall promptly do so. In addition, even if the Offering Termination Date has past, in such event the Company may by written authorization, signed by the Company may instruct the Escrow Agent to receive Escrow Amounts with respect to new prospective purchasers to replace the prospective purchaser whose subscription has been rejected.

                  4.4 Upon disbursement of the Fund pursuant to the terms of this Section 4, the Escrow Agent shall be relieved of all further obligations and released from all liability under this Agreement. It is expressly agreed and understood that in no event shall the aggregate amount of payments made by the Escrow Agent exceed the amount of the Fund.

         5. Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

                  5.1 The Escrow Agent shall notify the Company, on a daily basis, of the Escrow Amounts which have been deposited in the Bank Account and of the amounts, constituting the Fund, which have cleared the banking system and have been collected by the Escrow Agent.

                  5.2 The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of any agreement the Company nor shall the Escrow Agent be responsible for the performance by the Company of its obligations under this Agreement.

                  5.3 The Escrow Agent shall not be required to accept from the Company any Subscription Information pertaining to prospective purchasers unless such Subscription Information is accompanied by checks, cash, or wire transfers meeting the requirements of Section 3.1 hereof, nor shall the Escrow Agent be required to keep records of any information with respect to payments deposited by the Company except with respect to the Subscription Information and as to the amount of such payments; however, the Escrow Agent shall notify the Company within a reasonable time of any discrepancy between the amount set forth in any Subscription Information and the amount delivered to the Escrow Agent therewith. Such amount need not be accepted for deposit in the Escrow Account until such discrepancy has been resolved.

                  5.4 The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder. The Escrow Agent, within a reasonable time, shall return to the Company any check received which is dishonored, together with the Subscription Information, if any, which accompanied such check.

                  5.5 The Escrow Agent shall be entitled to rely upon the accuracy, act in reliance upon the contents, and assume the genuineness of any notice, instruction, certificate, signature, instrument or other document which is given to the Escrow Agent pursuant to this Agreement without the necessity of the Escrow Agent verifying the truth or accuracy thereof. The Escrow Agent

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


shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any person purporting to give any such notice or instructions or to execute any such certificate, instrument or other document.

                  5.6 If the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Bank Account, the Escrow Amounts or the Fund which, in its sole determination, are in conflict either with other instructions received by it or with any provision of this Agreement, it shall be entitled to hold the Escrow Amounts, the Fund, or a portion thereof, in the Bank Account pending the resolution of such uncertainty to the Escrow Agent's sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise; or the Escrow Agent, at its sole discretion, may deposit the Fund (and any other Escrow Amounts that thereafter become part of the Fund) with the Clerk of a court of competent jurisdiction in a proceeding to which all parties in interest are joined. Upon the deposit by the Escrow Agent of the Fund with the Clerk of any court, the Escrow Agent shall be relieved of all further obligations and released from all liability hereunder.

                  5.7 The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

                  5.8 The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof.

         6. Amendment; Resignation. This Agreement may be altered or amended only with the written consent of the Company and the Escrow Agent. The Escrow Agent may resign for any reason upon three (3) business days' written notice to the Company. Should the Escrow Agent resign as herein provided, it shall not be required to accept any deposit, make any disbursement or otherwise dispose of the Escrow Amounts or the Fund, but its only duty shall be to hold the Escrow Amounts until they clear the banking system and the Fund for a period of not more than five (5) business days following the effective date of such resignation, at which time (a) if a successor escrow agent shall have been appointed and written notice thereof (including the name and address of such successor escrow agent) shall have been given to the resigning Escrow Agent by the Company and such successor escrow agent, then the resigning Escrow Agent shall pay over to the successor escrow agent the Fund, less any portion thereof previously paid out in accordance with this Agreement; or (b) if the resigning Escrow Agent shall not have received written notice signed by the Company and a successor escrow agent, then the resigning Escrow Agent shall promptly refund the amount in the Fund to each prospective purchaser, without interest thereon or deduction therefrom, and the resigning Escrow Agent shall promptly notify the Company in writing of its liquidation and distribution of the Fund; whereupon, in either case, the Escrow Agent shall be relieved of all further


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obligations and released from all liability under this Agreement. Without limiting the provisions of Section 8 hereof, the resigning Escrow Agent shall be entitled to be reimbursed by the Company and the for any reasonable expenses incurred in connection with its resignation, transfer of the Fund to a successor escrow agent or distribution of the Fund pursuant to this Section 6.

         7. Representations and Warranties. The Company hereby represents and warrants to the Escrow Agent that:


                  7.1 No party other than the parties hereto and the prospective purchasers have, or shall have, any lien, claim or security interest in the Escrow Amounts or the Fund or any part thereof.

                  7.2 No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Amounts or the Fund or any part thereof.

                  7.3 The Subscription Information submitted with each deposit shall, at the time of submission and at the time of the disbursement of the Fund, be deemed a representation and warranty that such deposit represents a bona fide payment by the purchaser described therein for the number of Units set forth in such Subscription Information.

                  7.4 All of the information contained in the Information Sheet is, as of the date hereof, and will be, at the time of any disbursement of the Fund, true and correct.

         8. Fees and Expenses. The Escrow Agent shall be entitled to the Escrow Agent Fees set forth on the Information Sheet, payable as and when stated therein. The Company agrees to reimburse the Escrow Agent for any reasonable expenses incurred in connection with this Agreement, including, but not limited to, reasonable counsel fees. Upon receipt of the Closing Amount, the Escrow Agent shall have a lien upon the Fund to the extent of its fees for services as Escrow Agent.

         9.       Indemnification and Contribution.

                  9.1 The Company (referred to as the "Indemnitor") agree to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the "Indemnitees") against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees.

                  9.2 If the indemnification provided for in Section 9.1 is applicable, but for any reason is held to be unavailable, the Indemnitor shall contribute such amounts as are just and

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equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitor.

                  9.3 The provisions of this Section 9 shall survive any termination of this Agreement, whether by disbursement of the Fund, resignation of the Escrow Agent or otherwise.

        10. Governing Law and Assignment. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without giving effect to conflicts of law principles, and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the Escrow Amounts or the Fund shall be void as against the Escrow Agent unless (a) written notice thereof shall be given to the Escrow Agent; and (b) the Escrow Agent shall have consented in writing to such assignment or transfer.

        11. Notices. All notices required to be given in connection with this Agreement shall be sent by registered or certified mail, return receipt requested, or by hand delivery with receipt acknowledged, or by the Express Mail service offered by the United States Post Office, and addressed, if to the Company, at the address set forth on the Information Sheet, and if to the Escrow Agent, at its address set forth above, to the attention of the Trust Department.

        12. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

        13. Execution in Several Counterparts. This Agreement may be executed in several counterparts or by separate instruments, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

        14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.


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                  IN WITNESS WHEREOF, the undersigned have executed this
Agreement as of the day and year first above written.


VIDEO NETWORK COMMUNICATIONS, INC.          CONTINENTAL STOCK TRANSFER & TRUST
                                            COMPANY, as Escrow Agent


By:                                         By:
   -------------------------------------       ---------------------------------
     Name:                                      Name:
     Title:                                     Title:

EARLYBIRDCAPITAL, INC.


By:
   -----------------------------------------
       Name:  Steven Levine
      Title:  Executive Vice President





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                                                                       EXHIBIT A

                       ESCROW AGREEMENT INFORMATION SHEET


1.       The Company:

         Name:        Video Network Communications, Inc.

         Address:     50 International Drive
                      Portsmouth, New Hampshire 03801

         State of incorporation or organization:     Delaware

2.       The Units:

         Description of the Units to be offered: Each Unit consists of (i) one share of the Company's common stock ("Common Stock" or "Shares") and
         (ii) one warrant ("Warrants") ("Units") on a "best efforts all or none" basis, at a purchase price per Unit of $1.50.

         Offering price per Unit:           $1.50

         Amounts Required for Disbursement of the Escrow Account:

         Aggregate dollar amount which must be collected before the Escrow Account may be disbursed to the Company ("Closing Amount"): $1,760,000.

         Plan of Distribution

         Initial Offering Period: Until (i) one share of the Company's common stock ("Common Stock" or "Shares") and (ii) one warrant ("Warrants") ("Units") on a "best efforts all or none" basis, at a purchase price per share of $1.50 per Unit.

         Extension Period, if any: _____ ___, 2000 through _______ ___, 2000 or such earlier date as may be identified by the Company in the notice to Escrow Agent, commencing the Extension Period.

         Closing Period: At any time selected by the Company or thereafter as soon as the Escrow Amounts have cleared the banking system in the normal course of business, but not later than _______ ___, 2000 unless extended to a date not later than __________ ___, 2000.

3.       Term of Escrow Agreement

         Initial Offering Period, Extension Period, if any, and Closing Period.

         Title of Escrow Account:   CST&T AAF-VNCI.

4.       Escrow Agent Fees

         Amount due on completion of the initial closing: $1,500.00


         Fee for each additional closing:  $500
         Fee for each check disbursed pursuant to the terms of the Escrow Agreement:    $  0
         Fee for each check returned pursuant to the terms of the Escrow Agreement:     $ 10

                                                                       EXHIBIT B

                                  AUTHORIZATION


Continental Stock Transfer & Trust Company
2 Broadway
New York, New York

To whom it may concern:

            The undersigned hereby directs you to issue checks or wire funds upon presentation of wire instructions from the Video Network Communications Escrow Account as follows:

                  Name                                                                                Amount
                  ----                                                                                ------

                  1. EarlyBirdCapital, Inc:                                                  $
                        Representing payment in full of the gross proceeds of the sale of
                        ___________ Units.
                  2. To Prospective Purchasers as indicated below (only in event             $
                                     offering has been reduced to an amount
                                     below the total amount of Funds in
                                     escrow):
                        ---------------
                        ---------------
                        ---------------



Date:   ________, 2000


EARLYBIRDCAPITAL, INC.


By:
   -----------------------------------------
       Name: Steven Levine
      Title: Executive Vice President